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                                                                   Exhibit 10.11

March 13, 2000

Leslie J. Kilgore
2509 Nob Hill Avenue North
Seattle, WA 98109

Dear Leslie,

On behalf of NetFlix.com Inc., it is my pleasure to formalize our offer to you for the position of Vice President, Marketing, reporting to Reed Hastings. Your annual salary will be $190,000 to be paid bi-weekly, beginning Wednesday, March 22, 2000.

In addition, we are pleased to offer you an option to purchase 300,000 shares of the Company's Common Stock, subject to final approval by the Board of Directors. The purchase price will be equal to the fair market value at the date of the grant in accordance with the NetFlix, Inc. 1997 Stock Plan. These options will vest over four years with one year cliff vesting and monthly vesting thereafter. If upon change of control you are involuntarily terminated, or your role within the subsequent company is substantially and materially altered against your will, there will be a twelve month acceleration of vesting of your options.

The Company agrees to compensate you for expenses associated with selling your Seattle, Washington home, transportation of household goods and vehicles to the San Francisco Bay Area, temporary housing for you up to 30 days, and up to 6 round trip airfares from SJO or SFO to Seattle to be completed by October 31, 2000, if required to settle your personal affairs. The Company will reimburse you for the actual costs of the relocation expenses not to exceed $60,000, providing that the move to the Bay Area occurs within eighteen months of your employment with the Company.

As a full-time employee of NetFlix, you are entitled to standard company employee benefits such as vacation, sick leave and full medical insurance.

Your employment is at-will, and either you or NetFlix.com, Inc. may terminate this employment relationship at anytime and for any reason, with or without cause. We will provide you severance of three months with continued salary and benefits if your employment is terminated for reasons other than cause. Although your job duties, title, compensation

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and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at-will" nature of your employment may only be changed in an express written agreement signed by you and duly authorized officer of the Company.

It should be noted that as a condition of employment, you will be required to sign an agreement which addresses issues of confidentiality, conflict of interest, non-competition, and patent assignments. Additionally, on your first day of employment, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States to satisfy the requirements of Employment Eligibility Verifications (Form I-9) as required by Federal law.

I hope and expect that this will be the beginning of a long and rewarding employment relationship. I look forward to working together.

Sincerely,


/s/ Reed Hastings
CEO

Agreed to and accepted:

/s/ Leslie J. Kilgore
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    Leslie J. Kilgore        Date                       Start Date